EXHIBIT 99.A

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need to be filed with respect to the ownership by each of the undersigned of shares of Class A Ordinary Shares of ALSP Orchid Acquisition Corporation I.

Date: March 18, 2022	ALSP ORCHID SPONSOR LLC

	By:	/s/ Thong Q. Le
Thong Q. Le, Manager

Date: March 18, 2022	By:	/s/ Thong Q. Le
Thong Q. Le

Date: March 18, 2022	By:	*
Ian A.W. Howes

Date: March 18, 2022	*By:	/s/ Thong Q. Le
Thong Q Le, as Attorney-in-Fact

*	This Agreement was executed by Thong Q. Le on behalf of the individual listed above pursuant to a Power of Attorney, a copy of which is included herewith as Exhibit 99.B.